UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2016

CHINA LENDING CORPORATION

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-36664	98-1192662
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11th Floor, Satellite Building 473 Satellite Road Economic Technological Development Zone Urumqi, Xinjiang, China	830000
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: +86 991-3072247

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2016, Mr. Zhang Jianfeng was appointed to fill a vacancy as a director of China Lending Corporation (the “Company”) created from Ms. Qi Wen resignation as the Chairwoman and director of the Company on that same date. In connection with the same, Ms. Li Jingping, the Company’s current President, Chief Executive Officer and Director, will assume the role of Chairwoman of the Company. Ms. Qi Wen resigned from the board to pursue other business opportunities and not as a result of any dispute or disagreement with the Company.

Mr. Zhang Jianfeng, age 50, was appointed as Managing Director of Urumqi Feng Hui Direct Lending Limited (“Feng Hui”) in 2014, legal representative of Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited (“Consulting”) in 2015, and General Manager of Consulting in 2016. Prior to joining Feng Hui, Mr. Zhang was the Assistant Chairman for Xinjiang Shengxiong Energy Co., Ltd. from 2010-2014, Managing Director of Guoding Wenlue Investment (HK) Co., Ltd. from 2008-2010, and Vice General Manager of Guangdong Baoli Hua New Energy Co., Ltd. from 2003-2007. Prior to this, Mr. Zhang held management positions with Shenzhen Huaixin Corporate Investment Advisor Co., Ltd., Stone Securities, and China Everbright Bank Securities. He became a Certified Securities Analyst in 1999, and has 22 years of management and executive experience with financial and securities companies.

Mr. Zhang Jianfeng has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Zhang Jianfeng had, or will have, a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA LENDING CORPORATION

August 8, 2016	By:	/s/ Li Jingping
Li Jingping
President and Chief Executive Officer